SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934

                         Commission File Number 0-24352
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                                 Interiors, Inc.
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             (Exact name of registrant as specified in its charter)

                320 Washington St., Mount Vernon, New York 10553
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             Class WB Redeemable Common Stock Purchase Warrants and
               Class WC Redeemable Common Stock Purchase Warrants
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            (Title of each class of securities covered by this Form)

                 Class A Common Stock, par value $.001 per share
 Series A 10% Cumulative Convertible Preferred Stock, par value $.01 per share
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       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)        |X|        Rule 12h-3(b)(1)(ii)      |_|
      Rule 12g-4(a)(1)(ii)       |_|        Rule 12h-3(b)(2)(i)       |_|
      Rule 12g-4(a)(2)(i)        |_|        Rule 12h-3(b)(2)(ii)      |_|
      Rule 12g-4(a)(2)(ii)       |_|        Rule 15d-6                |_|
      Rule 12h-3(b)(1)(i)        |X|

      Approximate number of holders of record as of the certification or notice date: none

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

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, Interiors, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                          INTERIORS, INC.


Date: April 6, 1999                       By: /s/ Max Munn
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                                                  Max Munn
                                                  President and Chief Executive
                                                  Officer


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